Exhibit 99.1

TRANSACT TECHNOLOGIES ANNOUNCES $7.5 MILLION SHARE REPURCHASE PROGRAM

Hamden, CT – August 11, 2014 – TransAct Technologies Incorporated (TACT), a global leader in market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries, announced today that its Board of Directors has approved a stock repurchase program, effective immediately. TransAct is now authorized to repurchase up to $7.5 million of its outstanding shares of common stock from time to time on the open market, depending on market conditions, share price and other factors. The share repurchase authorization expires on July 31, 2015.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries. These industries include casino and gaming, lottery, food safety, banking, point-of-sale, hospitality, oil and gas, medical and mobile. Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced. TransAct printers and products are designed from the ground up based on market-specific requirements and are sold under the Ithaca®, RESPONDER, Epic, EPICENTRAL™ and Printrex® product brands. TransAct distributes its printers and terminals through OEMs, value-added resellers, selected distributors, and direct to end-users. TransAct has over 2.5 million printers and terminals installed around the world. TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its growing worldwide installed base of printers. Through its TransAct Services Group, TransAct provides a complete range of supplies and consumable items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets. Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.
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Investor Contact: Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com